Exhibit 10.1

THIS DOCUMENT VARIES FROM ORACLE STANDARD

Data Match, Test, and Evaluation Agreement

This Data Match, Test, and Evaluation Agreement (“Agreement”) is made by and between Oracle America, Inc. (“Oracle”), and Peerlogix, Inc. (“You”) (the “Parties”, each a “Party”). This Agreement is effective as of May 1, 2018 (“Effective Date”).

The Parties agree:

1.	Purpose. This Agreement governs the nature and scope of use of data and materials and the associated obligations to permit Oracle to access and use Your Data or Your Materials, as described in Exhibit 1 (the “Purpose”)

The Purpose does not include the use of exchanged data or materials as defined below for any production or commercial purposes, including without limitation to market, target, or deliver advertisements to a consumer, computer, or other device or otherwise engage in any interest-based advertising purposes

2.	Definitions:

“Confidential Information” or “CI” means: (a) Your Data, Your Materials, Oracle Data, and Oracle Materials; (b) all information and materials that are expressly marked or identified (either orally or in writing) as confidential at the time of disclosure; and (c) any Oracle pre-generally available products or technology or information related thereto.

“Identity Persistence Mechanism” means cookie identifiers, statistical identifiers, mobile device identifiers, hashed identifiers, tags, pixels or other identifiers.

“Oracle Data” means third party data, consumer data collected by Oracle, and derivatives thereof, licensed or made available to You, by or on behalf of Oracle pursuant to this Agreement. Oracle Data includes, but is not limited to, data analytics, segments, and audience data.

“Oracle Materials” means all Oracle-owned materials, software, technology, services, platform, Identity Persistence Mechanisms, and any work products, and any enhancements to the foregoing, that Oracle makes available to You in connection with this Agreement.

“Personal Data” means information defined as personally identifiable or personal information by the applicable Rules (as defined below) of the jurisdiction in which the relevant individual resides.

“Your Data” means any data provided to or received by Oracle from You or from a third party (including data collected from websites) on behalf of You.

“Your Materials” means program interface specifications, related documentation and other related materials including any updates, upgrades or error corrections made available to Oracle by You under this Agreement. Your Materials do not include Your Data.

3.	Limited License and Ownership.

3.1	Oracle and its third party licensors retain all rights and licenses, and own all right, title and interests not expressly granted in this Agreement.

3.2	You grant Oracle a limited, non-exclusive, royalty-free, license during the Term to access, copy, reproduce, and use Your Data and Your Materials solely for the Purpose.

3.3	You retain all rights and licenses, and owns all right, title and interests to Your Data and Your Materials not expressly granted in this Agreement.

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THIS DOCUMENT VARIES FROM ORACLE STANDARD

4.	Nondisclosure.

4.1	Protection of CI. Oracle and You will maintain the confidentiality of CI exchanged under this Agreement for three (3) years following the date of disclosure. Your Data and Oracle Data will remain confidential forever. The Parties agree to disclose to each other only such information that is necessary to fulfill the Purpose. The Parties agree that unless required by law, neither Party will share the other Party’s CI with any third party without authorization from the disclosing Party. Each Party agrees to protect CI by using the same degree of care, but no less than a reasonable degree of care, to prevent unauthorized disclosure or publication of the CI, as the Party uses to protect its own confidential information of a like nature.

4.2	Disclosure to Employees and Contractors. The Parties agree to limit access and use of the other Party’s CI only to those employees and contractors directly involved in fulfilling the obligations under this Agreement. Each Party will cause employees and contractors to be bound by written confidentiality terms sufficient to comply with the confidentiality obligations of this Agreement. If a Party’s contractor (or other third party working on behalf of a Party) breaches any of the restrictions and limitations set forth in this Agreement, it constitutes a breach by the Party.

4.3	Exclusions. This Agreement imposes no obligation upon either Party with respect to any information (including any part or version of the technology and data described in this Agreement) that: (a) was in the possession of, or was known by, either Party prior to its receipt from the other Party, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without an obligation of confidentiality or in violation of this Agreement; (c) is obtained from a third party, without an obligation of confidentiality; (d) is independently developed by either Party; or (e) is disclosed with the other Party's prior written approval.

5.	Data Protection.

5.1	Data Security. Oracle and You will implement appropriate administrative, technical and physical safeguards to protect the other Party’s data and materials provided under this Agreement which shall include, at a minimum, industry standard measures designed to (a) protect the security, confidentiality and integrity of Your Data and Your Materials and Oracle Data and Oracle Materials, respectively; and (b) protect Your Data and Your Materials and Oracle Data and Oracle Materials, respectively, against accidental or unlawful destruction, loss, alteration, unauthorized disclosure or access, and against all other unauthorized forms of processing.

5.2	Notification. If a Party (“Receiving Party”) has determined that any data or materials of the other Party (“Disclosing Party”) has been subject to unauthorized access disclosure or use that compromises the security, confidentiality or integrity of the Disclosing Party’s data and materials, the Receiving Party will notify the Disclosing Party within seventy-two (72) hours upon such determination. The Parties shall cooperate with each other and take reasonable measures to limit the unauthorized disclosure or use.

6.	Privacy and Information Security.

6.1	Compliance with Rules. Oracle will comply with all Rules directly applicable to Oracle in its role of providing the Oracle Data and Oracle Materials to You or Oracle’s use of Your Data and Your Materials under this Agreement. You will comply with all Rules applicable to Your use of Oracle Data and Oracle Materials and the collection, use or provision to Oracle of Your Data and Your Materials. You and Oracle agree to negotiate in good faith with each other to make any amendments to this Agreement as are reasonably necessary to comply with the Rules. In the event of any change in the Rules or in the regulatory or self-regulatory environment in any applicable jurisdiction, Oracle may, in its discretion, restrict Your use of or access to the Oracle Data or Oracle Materials in such jurisdiction, without liability to You or any third party.

As used herein, “Rules” means all applicable privacy, electronic communications and data protection laws, rules, regulations, and regulatory guidelines, as well as any applicable self-regulatory guidelines, including, without limitation, each of the Self-Regulatory Principles of the Digital Advertising Alliance (“DAA”) (currently available at http://www.aboutads.info/principles), the Code of Conduct of the Network Advertising Initiative (“NAI”) (currently available at http://www.networkadvertising.org/code-enforcement/code) and the NAI Mobile Application Code (currently available at http://www.networkadvertising.org/mobile/NAI_Mobile_Application_Code.pdf), the Direct Marketing Association's Guidelines for Ethical Business Practices ("DMA") (currently available at http://thedma.org/accountability/ethics-and-compliance/dma-ethical-guidelines/), and the Principles of the European Interactive Digital Advertising Alliance (“EDAA”) (currently available at http://www.edaa.eu/european-principles/), as each set of the foregoing may be amended from time to time.

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6.2	Privacy Disclosures and Consent. Oracle will post and maintain a privacy policy that discloses its practices with respect to the collection and use of information in connection with interest-based advertising and ad delivery and reporting. Oracle requires that all third parties who provide Oracle Data provide notices to and obtain consents from individuals as necessary for the provision of that data to Oracle. Oracle will, as required by the Rules or otherwise at its discretion (but without having an obligation to collect additional information to identify an individual for the sole purpose of complying with this provision), provide an individual with access to, or the ability to correct, modify or delete, any information about or connected to an individual, computer or device (including segments or source information).

You will ensure that any notices and consents required by the Rules for the provision of Your Data to Oracle to fulfill the Purpose have been provided and obtained, including without limitation any required opt-in consents for sensitive personal data or geo-location data. You will have an easily accessible privacy policy that contains the word "Privacy" (or equivalent terminology in the applicable jurisdiction) and which will be linked to conspicuously from the applicable home page and other relevant pages of the applicable websites or within the applicable applications. The privacy policy must comply with the requirements of the Rules for notices to or consents from individuals whose data is provided to Oracle and third Parties for use as contemplated in this Agreement. The privacy policy must enable individuals to opt out of the use of their data by You and: (1) for U.S. properties, include a link to the DAA opt-out program (currently available at http://www.aboutads.info/choices/) or the NAI opt out program (currently available at http://www.networkadvertising.org/choices/); (2) for EU/EEA properties, insert a link to the EDAA opt-out program (currently available at http://www.youronlinechoices.eu/); or (3) in any other global region, provide a link to the Oracle Marketing Cloud & Oracle Data Cloud Privacy Policy referenced above. If You collect information from, deliver advertising to, or otherwise interact with mobile devices, Your privacy policy must also provide the disclosures and notices and obtain the consents required by the Rules for mobile devices, and include a link to the AppChoices program for opting-out (currently available at http://www.aboutads.info/appchoices).

6.3	Adherence to Privacy Standards. You will not (i) use Oracle Data or Oracle Materials for the purposes of making decisions about an individual's eligibility for employment, health care, credit or insurance, or for making decisions solely by automatic means where the decision has a significant effect on the individual, or in any way that does or can be used to discriminate against any person or promote bigotry, racism or harm, (ii) provide to Oracle any data that falls under any of the sensitive data definitions contained in the DAA Principles or the NAI Code of Conduct, as they may be revised from time to time; or (iii) provide to Oracle any data collected from sites directed to children under the age of 13 or from individuals whose age You know to be under 13. Oracle may at its sole discretion decline to receive or remove specific data, categories or interest segments.

6.4	Personal Data. You will not derive, or attempt to derive, either directly or indirectly, the identity of an individual from any Oracle Data, and will promptly notify Oracle if You discover that You have done so. You will provide individuals whose Personal Data You are processing for Your own use with the rights to receive a copy of their Personal Data, to amend, modify, or delete their Personal Data, and/or to otherwise exercise their rights under the Rules with regard to their Personal Data, including the right to opt-out. If any individual requests to exercise such a right with respect to Personal Data transferred to Oracle, You will notify Oracle and provide detailed instructions to Oracle regarding the actions necessary to comply with such request, or at Oracle’s election provide a new version of the applicable data set that conforms to the individual’s request.

6.5	Transfers of Personal Data. To the extent that the provision of the services described in Exhibit 1 involves any transfers of Personal Data (i) subject to data transfer restrictions or requirements under Directive 95/46/EC or any successor legislation; (ii) to countries, jurisdictions or recipients outside the EEA or Switzerland not recognized by the European Commission as ensuring an adequate level of protection pursuant to Directive 95/46/EC or any successor legislation; and (iii) not otherwise subject to an approved transfer mechanism that provides an adequate level of protection pursuant to Directive 95/46/EC or any successor legislation, such transfers between You and Oracle are made subject to the terms of the EU Standard Contractual Clauses for Controllers (“Clauses”), as entered into between Oracle (acting in its own name and in the name and on behalf of the Oracle affiliates) and You (acting in Your own name and in the name and on behalf of Your affiliates). You and Oracle agree that incorporation of the Clauses into this Agreement shall act as a legally-binding execution of the Clauses.

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THIS DOCUMENT VARIES FROM ORACLE STANDARD

7.	Term. This Agreement will commence on the Effective Date and shall terminate one hundred eighty (180) calendar days after the Effective Date (the “Term”). During the Term of this Agreement, either Party may terminate this Agreement for any reason upon five (5) business days written notice. Upon the effective date of termination or expiration of the Term, the Parties agree to promptly cease use of other Party’s Confidential Information and, upon receipt of written request by the other Party, delete or otherwise render inaccessible all copies of such Confidential Information within its possession or control (except as may be necessary by reason of legal, archival, external accounting standards or regulatory requirements).

8.	Termination for Cause. This Agreement and associated license may be terminated by a Party, upon five (5) days written notice, in the event a Party has determined that the other Party has used or disclosed Confidential Information contrary to the terms of this Agreement.

9.	Fees. During the Term of this Agreement, the use of data and materials as described in the Purpose is free of charge. Any use outside the scope described in the Purpose must be ordered under a separate agreement.

10.	Warranty.

10.1	Your Data Warranties. With respect to Your Data, You represent and warrant: (a) You have full and sufficient right, title, and authority to assign or grant the rights or licenses granted to Oracle under this Agreement; (b) You have provided all necessary notices and obtained all necessary consents which are required to assign or grant the rights or licenses under this Agreement; and (c) Your Data does not infringe any data, privacy, publicity or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, and no such claim is pending against You or, to the best of Your knowledge, against any entity from which You have obtained such rights.

10.2	Your Materials Warranties. With respect to Your Materials, You represent and warrant: (a) You are the sole and exclusive owner of Your Materials; (b) Your Materials do not contain any open source software or any other materials owned by or licensed from a third party; (c) You have full and sufficient right, title and authority to assign or grant the rights and/or licenses granted to Oracle under this Agreement; and (d) Your Materials do not infringe any intellectual property rights, privacy, publicity or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, and no such claim is pending against You or, to the best of Your knowledge, against any entity from which You have obtained such rights.

11.	Indemnification. You shall, at Your expense, indemnify, defend and hold Oracle and its directors, officers, employees and agents harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys fees) incurred by Oracle in connection with any claim that: (1) Your Data violates any data ownership or other rights of any third party (including rights related to the Rules), (2) Your Materials infringes the intellectual property rights of a third party, or (3) results from Your misuse or unauthorized disclosure of Oracle Data or Oracle Materials, provided that: (a) Oracle promptly notifies You in writing of the claim; and (b) at Your request and expense, Oracle provides You with reasonable assistance, information and authority to perform the foregoing. You will not enter into a settlement agreement without Oracle's written consent, which consent will not be unreasonably withheld.

12.	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, LOST OR DAMAGED DATA, LOST PROFITS OR LOST REVENUE, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY THEREOF. UNDER NO CIRCUMSTANCES WILL ORACLE’S LIABILITY FOR ALL CLAIMS ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED TEN THOUSAND DOLLARS ($10,000).

13.	General Terms. Neither Party has an obligation under this Agreement to sell or purchase any item from the other Party. Nothing in this Agreement will be construed to preclude either Party from developing, using, marketing, licensing, and/or selling any independently developed software, hardware, products, data, or services which have the same or similar functionality as the technology, data, or any other products. In addition, this Agreement is not intended to prevent either Party from using ideas, concepts, know-how or techniques related to the technology or data that are retained in the unaided memories of the Party's employees or contractors who have had access to the technology and data. An employee's or contractor's memory will be considered to be unaided if the employee or contractor has not intentionally memorized the technology or data for the purpose of retaining and subsequently using or disclosing it. The Parties are independent contractors.

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14.	Supplier Terms. You will comply at all times with the then current version of the Oracle Supplier Information and Physical Security Standards (“Supplier Security Standards”), which are available at http://www.oracle.com/corporate/supplier/index.html. In the event of a conflict between this Agreement and the Supplier Security Standards, the terms of the latter shall take precedence. You are solely responsible for payment of all royalties and other charges with respect to third party materials included in Your Data or Your Materials, if any. Oracle shall have no obligation to pay or account for such royalties or other charges.

15.	Other. This Agreement constitutes the Parties' entire agreement and supersedes all prior or contemporaneous oral or written communications, proposals, agreements and representations between them related to the subject matter contained herein. This Agreement may be changed only if agreed to in writing and signed by an authorized signatory of each Party. Each Party to this Agreement agrees to comply fully with all relevant export laws and regulations, including the U.S. Export Administration Act and Regulations, to assure that no technology or data, or any portion thereof, described under this Agreement is exported, directly or indirectly, in violation of law. If any part of this Agreement is found to be unenforceable, the remainder shall continue in effect, to the extent permissible by law. This Agreement is governed by the substantive and procedural laws of California and the Parties agree to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco or Santa Clara counties in California.. Choice of law rules of any jurisdiction and the United Nations Convention on Contracts for the International Sale of Goods will not apply to any dispute arising out of or related to this Agreement.

The Parties by their authorized representatives have entered into this Agreement as of the Effective Date.

Peerlogix, Inc.	Oracle America, Inc.

Signature: /s/ William Gorfein	Signature: /s/ John Machusic

Name: William Gorfein	Name: John Machusic

Title: Director	Title: GVP

Date: 4/28/2018	Date: May 1, 2018

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Exhibit 1

Purpose

Oracle may access and use Your Data and Your Materials for the purpose of testing, analyzing, and evaluating their use with Oracle systems, services and product offerings.

You may provide Oracle with Your Data and Your Materials in either an online or offline manner or by allowing Oracle to remotely access and transfer Your Data and Your Materials.

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